Exhibit 99.1
MDU Resources Appoints German Carmona Alvarez to Board of Directors
BISMARCK, N.D. — Nov. 18, 2022 — MDU Resources Group, Inc. (NYSE: MDU) today announced that German Carmona Alvarez has been appointed to the company’s board of directors.

Carmona is global president, applied intelligence, at John Wood Group PLC, which provides consulting, project management and engineering solutions to the energy and built environment industries. His previous experience includes executive positions with Neoris, Cemex and the Boston Consulting Group. Carmona has extensive experience in continuous improvement practices, digital transformation, finance and human capital management.

“As we continue to focus on maximizing shareholder value and working toward the expected spinoff of Knife River Corporation, we look forward to having German share his construction industry expertise, financial acumen, and knowledge of shared corporate services, particularly related to human resources and information technology,” said Dennis W. Johnson, chair of MDU Resources board of directors.

On Aug. 4, MDU Resources announced its intent to separate Knife River into an independent, publicly traded company. The separation is expected to be effected as a tax-free spinoff to MDU Resources shareholders and be complete in 2023. On Nov. 3, MDU Resources announced a strategic review of its construction services subsidiary, MDU Construction Services Group, Inc., with the objective of achieving the board’s goal to create two pure-play publicly traded companies.

Carmona, in addition to his general responsibilities on the board, will serve on the Compensation Committee and the Nominating and Governance Committee.

Carmona holds a bachelor’s degree in mechanical engineering from Universidad Anáhuac in Mexico, a master’s degree in engineering management from Cornell University in New York and a master’s degree in business administration from Stanford University Graduate School of Business in California.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For

Exhibit 99.1
more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the planned separation of Knife River Corporation and shareholder results, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-Q and 10-K.

Media Contact: Laura Lueder, manager of communications and public affairs, 701-530-1095
Investor Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730

Media Advisory: Photo of German Carmona Alvarez available for download at
https://www.mdu.com/wp-content/uploads/2022/11/GermanCarmonaAlvarez_web.jpg.